Exhibit (c)

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of [January —, 2015] by and among (i) the Company (as defined below), (ii) each of the existing holders of limited liability company interests in the Company (the “Existing CS Shareholders”), and (iii) each person, who is not already a party to this Agreement, who on or after the date hereof acquires (X) prior to the date of the Conversion (as defined below), limited liability company interests in the Company and (Y) after the date of the Conversion, voting securities of the Company, and joins in and becomes a party to this Agreement by executing and delivering to the Company an Instrument of Accession (as defined below) (the “New CS Shareholders”, together with the Existing CS Shareholders, the “CS Shareholders”). For purposes of this Agreement, the “Company” shall refer to Credit Suisse Corporate Credit Solutions, LLC, a Delaware limited liability company, prior to the date of the Conversion, and Credit Suisse Park View BDC, Inc., a Maryland corporation, from and after the date of the Conversion.

RECITALS

WHEREAS, Credit Suisse Corporate Credit Solutions, LLC intends, subsequent to the date hereof, to convert into Credit Suisse Park View BDC, Inc. by filing a Certificate of Conversion with the Secretary of State of Delaware and Articles of Conversion with the Secretary of State of Maryland (collectively, the “Conversion”);

WHEREAS, the Company intends, subsequent to the date hereof, to elect to be regulated as a “business development company” under the Investment Company Act of 1940, as amended;

WHEREAS, following the Conversion, the Company intends to sell shares of common stock pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Offering”);

WHEREAS, as of the date hereof, each of Credit Suisse Alternative Capital, LLC, a Delaware limited liability company, and each other Existing CS Shareholder owns limited liability company interests in the Company and, on or after the date of Conversion, shall receive such number of shares of common stock of the continuing Company as shall be determined by the board of directors of the Company representing an equivalent pro rata interest;

WHEREAS, at the time of executing or acceding to this Agreement, a CS Shareholder is, or will be, any holder of voting securities of the Company that is (i) an entity directly or indirectly controlled by Credit Suisse Group AG (any such entity, an “Affiliate”), (ii) any owner, officer, director, manager, managing member, member, partner or employee of any Affiliate (each, a “CS Individual”), or (iii) any of a CS Individual’s spouse and children (including adopted children) (each, an “Immediate Family Member”, and such Immediate Family Members together with the Affiliates and the CS Individuals, the “CS Affiliates”); and

WHEREAS, Credit Suisse Asset Management, LLC (the “Adviser”) serves as investment adviser to the Company pursuant to the Amended and Restated Investment Advisory Agreement between the Adviser and the Company, dated as of December 2, 2014 (as may be amended, modified, or amended and restated from time to time, the “Investment Advisory Agreement”).

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the CS Shareholders hereby agree as follows:

1.        Voting Provisions.

1.1        Termination of the Investment Advisory Agreement and Replacement of the Adviser. During any time that all CS Shareholders hold in the aggregate less than 90% of all voting securities of the Company:

(a)        in the event of a vote of the Company’s shareholders to terminate the Investment Advisory Agreement pursuant to Section 12(c)(i)(1) thereof, each CS Shareholder agrees to cast, or cause to be cast, all votes entitled to be cast by or at the direction of such CS Shareholder for and against termination pro rata in proportion to the votes cast for and against such termination by all non-CS Shareholders on such matter.

(b)        following any vote pursuant to Section 1.1(a), each CS Shareholder further agrees to cast, or cause to be cast, all votes entitled to be cast by or at the direction of such CS Shareholder for and against such approval pro rata in proportion to the votes cast for and against such approval by all non-CS Shareholders on the approval of an investment advisory agreement between the Company and the successor investment adviser (the “Successor Investment Advisory Agreement”).

1.2        General Voting.      During any period in which all CS Shareholders hold in the aggregate between 50% and less than 90% of all voting securities of the Company, in the event any matter (other than a matter governed Section 1.1 hereof) is brought before shareholders of the Company for a shareholder vote (such matter, a “Company Matter”), each CS Shareholder agrees to cast, or cause to be cast, all votes entitled to be cast by or at the direction of such CS Shareholder for and against approval of such Company Matter pro rata in proportion to the votes cast for and against approval of such Company Matter by all non-CS Shareholders. For purposes of this Agreement, the term “Shares” shall mean and include any voting securities of the Company, now owned or subsequently acquired, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise, the holders of which are entitled to vote on such Company Matter or such matters pursuant to Section 1.1 hereof.

2.        Irrevocable Proxy.

2.1        Irrevocable Proxy.      In furtherance of Section 1, each CS Shareholder by executing and delivering to the Company this Agreement or an Instrument of Accession hereby constitutes and appoints the [Secretary] (with full power of substitution) as the proxy and attorney-in-fact for such CS Shareholder, for and in the name, place and stead of such CS Shareholder, with respect to the matters set forth in Sections 1.1 and 1.2 herein, to attend any meeting of the voting securityholders of the Company (including any postponements or adjournments thereof) and to cast on behalf of such CS Shareholder all votes that such CS Shareholder is entitled to cast at any such meeting in accordance with Sections 1.1 and 1.2 hereof, whether at such a meeting or in any action by written consent in lieu of such a meeting, and to otherwise represent the CS Shareholder with all powers possessed by the CS Shareholder if personally present at any such meeting consistently with Sections 1.1 and 1.2 hereof. Such attorney-in-fact may evidence the taking of any action, the giving of any consent or the casting of votes by the execution of any document or instrument for such purpose in the name of the CS Shareholder, and do and perform each and every act and thing whether necessary or desirable to be done, as fully as the CS Shareholder might or could do as a voting securityholder of the Company. The proxy granted pursuant to this Section 2.1 is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 4.1 hereof or the provisions of this Agreement no longer apply to a CS Shareholder pursuant to Section 4.2 hereof. Each CS Shareholder hereby revokes any and all previous proxies with respect to all the Shares owned by such CS Shareholder or over which such CS Shareholder has voting control, and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 4 hereof, purport to grant any other proxy or power of attorney with respect to any such Shares, deposit any of such Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

3.        Remedies.

3.1        Specific Enforcement.      Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the CS Shareholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

3.2        Remedies Cumulative.      All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.        Term.

4.1        This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) termination of this Agreement in accordance with Section 5.8 below; and (b) liquidation, dissolution or winding up of the business operations of the Company.

4.2        Notwithstanding Section 4.1 above, the provisions of this Agreement shall cease to have any effect in respect of any CS Shareholder who ceases to be a CS Affiliate upon the date such CS Shareholder ceases to be a CS Affiliate. Additionally, notwithstanding Section 5.8 hereof, the Company may update Schedule A hereto as appropriate to reflect any change to the parties to this Agreement without the need for any CS Shareholder consent and without providing notice to CS Shareholders.

5.        Miscellaneous.

5.1        Additional Parties.      Any holder of securities of the Company may become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in the form of Exhibit A hereto (the “Instrument of Accession”). Upon such execution and delivery, such holder shall be deemed to be a New CS Shareholder hereunder with all of the rights and obligations thereof.

5.2        Transfers.      Until such time as the common shares of the Company are listed on a national securities exchange, no CS Affiliate may transfer or assign Shares subject to this Agreement without the prior written consent of the Company. Each CS Affiliate transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s consent to such transfer, each such transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Instrument of Accession to the Company. Upon the execution and delivery of an Instrument of Accession by any CS Affiliate transferee, such CS Affiliate transferee shall be deemed to be a party hereto and shall be deemed to be a New CS Shareholder.

5.3        Successors and Assigns.      The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided that in the case of CS Shareholders, such terms and conditions shall only apply to successors and assigns that are also CS Affiliates. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.4        Governing Law.       This Agreement shall be governed by the internal law of the State of New York, as such laws are applied to agreements among New York residents entered into and performed entirely within the State of New York, without reference to the conflict of laws provisions thereof.

5.5        Counterparts.      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.6        Titles and Subtitles.      The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.7        Notices.      Notices of any kind to be given shall be in writing and shall be duly given if mailed or delivered to the addresses and to such individual as listed on Schedule A hereto, as may be amended from time to time in the sole discretion of the Company.

5.8        Consent Required to Amend, Terminate or Waive.      This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company upon (i) approval by the CS Shareholders holding a majority of the Shares then held by all CS Shareholders or (ii) the 30th day after (the “Notice Date”) sending written notice of the proposed amendment, termination or waiver to each CS Shareholder in accordance with Section 5.7; provided that in the case of clause (ii) above, such amendment, termination or waiver shall not take effect if the CS Shareholders holding a majority of the Shares then held by all CS Shareholders have delivered notice in writing to the Company by the Notice Date of their objection to such amendment, termination or waiver. Notwithstanding the foregoing, any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party. The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section shall be binding on each party and all of such party’s successors and permitted assigns or assignees, whether or not any such party, successor, assign or assignee entered into or approved such amendment, termination or waiver. For purposes of this Section, the requirement of a written instrument may be satisfied in the form of an action by written consent of the CS Shareholders circulated by the Company and executed by the CS Shareholders specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

5.9        Delays or Omissions.      No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.10        Severability.      The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.11        Entire Agreement.      This Agreement (including the Exhibit hereto) and the documents referred to herein constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.12        Stock Splits, Stock Dividends, etc.      In the event of any issuance of Shares hereafter to any of the CS Shareholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement.

5.13        Manner of Voting.      The voting of Shares pursuant to this Agreement shall be effected in the manner allowed for such vote pursuant to the organizational documents of the Company and applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

5.14        Further Assurances.      At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

5.15        Dispute Resolution.      The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in any New York State or federal court sitting in the Borough of Manhattan, The City of New York and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.16        Costs of Enforcement.      If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

5.17        Aggregation of Stock.      All Shares held or acquired by a CS Shareholder and/or its affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

CREDIT SUISSE CORPORATE CREDIT SOLUTIONS, LLC

By:

Name:

Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

EXISTING CS SHAREHOLDER:

CREDIT SUISSE ALTERNATIVE CAPITAL, LLC

By:

Name:

Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

(If an individual)	(If an entity)
EXISTING CS SHAREHOLDER:	EXISTING CS SHAREHOLDER:

Signature of Individual	Print name of Existing CS Shareholder
(if an entity)

Print Name of Existing CS Shareholder
By:

Print Name:

Print Title:

Signature of Joint Owner (if applicable)

Print Name of Joint Owner

[Signature Page to Voting Agreement]

SCHEDULE A

LIST OF CS SHAREHOLDERS

Name/Address/Phone & Fax No./Email Address

EXHIBIT A

INSTRUMENT OF ACCESSION

The undersigned hereby agrees to become a New CS Shareholder (as defined in the Voting Agreement) under that certain Voting Agreement (the “Voting Agreement”) dated as of [January —, 2015] by and among the Company, and the other shareholders party thereto. This Instrument of Accession shall take effect and shall become an integral part of, and the undersigned shall become a party to and bound by, said Voting Agreement immediately upon execution and delivery to the Company of this Instrument.

(If an individual)	(If an entity)
NEW CS SHAREHOLDER:	NEW CS SHAREHOLDER:

Signature of Individual	Print name of New CS Shareholder
(if an entity)

Print Name of New CS Shareholder
By:

Print Name:

Print Title:

Signature of Joint Owner (if applicable)

Print Name of Joint Owner

Accepted and acknowledged:

CREDIT SUISSE PARK VIEW BDC, INC. (f/k/a Credit Suisse Corporate Credit Solutions, LLC)

By:
Name:
Title: